Exhibit 10.23

May 13, 2007

Mr. Joseph M. Fuisz
1200 23rd Street, Apartment 911
Washington, DC 20037

Dear Mr. Fuisz:

                Reference is made to the Performance Units Plan of Monosol Rx, LLC, a Delaware limited liability company (the “Company”), established effective January 22, 2004, as amended and restated effective September 18, 2006 (“Plan A”), and the Performance Units Plan B of the Company amended and restated effective September 18, 2006 (“Plan B;” and, together with Plan A, the “PUP”).  Each of the Company and Joseph M. Fuisz (“Fuisz”) acknowledges that the execution of this letter agreement (this “Letter Agreement”) is in consideration of the mutual covenants and agreements set forth in one or more instruments or agreements entered into in connection herewith as of the date hereof between the parties hereto (collectively the “Agreements”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                Notwithstanding anything to the contrary contained in the Agreements or the PUP (including any subsequent amendment thereto after the date hereof), the parties hereto agree as follows:

                1.             Definition of Cause in PUP.  With respect to all of Fuisz’s outstanding units under the PUP, including those granted under Plan A and Plan B, the Company will apply the definition of “Cause” as set forth in Plan A as originally adopted effective January 22, 2004 and prior to any amendment to the original Plan A.

                2.             Vesting.  All unit awards granted to Fuisz under Plan A are fully vested.  Certain unit awards granted to Fuisz under Plan B are not fully vested.  Subject to the provisions of this Letter Agreement, unvested unit awards granted to Fuisz under Plan B remain subject to vesting as set forth in Plan B.

                3.             Special Vesting Rules.

                                a.             Notwithstanding anything to the contrary in Plan B, unvested unit awards under Plan B will continue to vest in accordance with the vesting schedule set forth in Plan B and any award thereunder except under the following circumstances: (i) a termination by the Company of Fuisz’s employment with, or engagement as a consultant by, the Company for Cause (as defined in accordance with paragraph 1 of this Letter Agreement); or (ii) a voluntary termination by Fuisz of his employment and consultant relationships with the Company (except for Good Reason, as defined in Fuisz’s employment agreement with the Company).  For avoidance of doubt, unvested unit awards under Plan B will continue to vest following:  (i) any termination by the Company of Fuisz’s employment with, or engagement as a consultant by, the Company (except for a termination for Cause as defined in accordance with paragraph 1 of this Letter Agreement),  (ii) expiration of any employment or consulting agreement between the

Company and Fuisz, and (iii) a voluntary termination by Fuisz of his employment for Good Reason (as defined in Fuisz’s employment agreement with the Company).

                                b.             To the extent that Section 3.2 of that certain Asset Purchase and Sale Agreement between Kosmos Pharma Limited, a Delaware corporation (“Kosmos”), the Company and Monosol, LLC, a Delaware limited liability company, dated January 22, 2004 (the “Asset Purchase Agreement”), which provides, among other things, that the performance units granted to Fuisz and others in connection with the transactions contemplated by the Asset Purchase Agreement will be automatically reduced by 50 percent under certain circumstances, have not terminated and remain in effect, the Company agrees:  (i) to hereby terminate the provisions relating to the performance units granted to Fuisz in connection with the transactions contemplated by the Asset Purchase Agreement, (ii) to delete from the PUP, or waive, any adjustment to the unit award granted to Fuisz related to such provisions, and (iii) not to include in any amendment or modification to the PUP any adjustment to the unit award granted to Fuisz related to such provisions.

                4.             Forfeiture Provisions.  Notwithstanding anything to the contrary in the PUP, all outstanding unit awards to Fuisz under the PUP shall be subject to forfeiture under the PUP only under the following circumstances: (i) a termination by the Company of Fuisz’s employment with, or engagement as a consultant by, the Company for Cause (as defined in accordance with paragraph 1 of this Letter Agreement); or (ii) a voluntary termination by Fuisz of his employment and consultant relationships with the Company (except for Good Reason, as defined in Fuisz’s employment agreement with the Company).  For avoidance of doubt,  all outstanding unit awards to Fuisz under the PUP shall not be subject to forfeiture under the PUP following:  (i) any termination by the Company of Fuisz’s employment with, or engagement as a consultant by, the Company (except for a termination for Cause as defined in accordance with paragraph 1 of this Letter Agreement),  (ii) expiration of any employment or consulting agreement between the Company and Fuisz, and (iii) a voluntary termination by Fuisz of his employment for Good Reason (as defined in Fuisz’s employment agreement with the Company).

                This letter agreement will binding on, inure to the benefit of and be enforceable by any legal representative, heir, executor, or testamentary administrator, trustee or beneficiary, successor or permitted assigns of the parties hereto.  Each of the parties hereto hereby further acknowledges and agrees that notwithstanding anything to the contrary in the PUP or the Agreements, except to the extent expressly modified by the terms and provisions of this Letter Agreement, each and every term and provision of the PUP and the Agreements is and shall remain in full force and effect.

                If the foregoing accurately reflects our agreement with respect to all of your outstanding units under the PUP, please execute a counterpart of this letter in the space indicated below and return it to the Company.

[signature page follows]

Sincerely,

MONOSOL RX, LLC,
A Delaware limited liability company

By:	/s/ John Cochran
John Cochran, as Vice President of Bratton Capital, Inc., the general partner of Monosol RX Genpar, L.P., as manager of MonoSol Rx, LLC

ACKNOWLEDGED AND AGREED AS OF MAY 13, 2007:

/s/ Joseph M. Fuisz
Joseph M. Fuisz